Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass EVP, Secretary & Chief Governance Officer 717.339.5085 lglass@acnb.com

ACNB CORPORATION ELECTS

NEW CHAIRMAN AND VICE CHAIRMAN

GETTYSBURG, PA, April 22—Frank “Rusty” Elsner, III and Alan J. Stock have been elected Chairman and Vice Chairman, respectively, of the Board of Directors of ACNB Corporation in preparing for the retirement of long-time ACNB Corporation Chairman Ronald L. Hankey.

“We welcome Directors Elsner and Stock to the positions of Chairman and Vice Chairman,” said Thomas A. Ritter, President and CEO of ACNB Corporation and ACNB Bank.  “They understand and appreciate our company’s history of independence, and will continue to maintain the necessary balance between growth initiatives and risk management practices.”

Mr. Ritter continued, “We are most grateful for Chairman Hankey’s dedicated service, which has spanned 56 years.  His influence has not just benefited ACNB Corporation and ACNB Bank, but also the communities that we serve.”

Mr. Elsner joined the Boards of Directors of both ACNB Corporation and ACNB Bank in 2002, and was most recently Vice Chairman of both Boards of Directors.  He has also been a member of the Board of Directors of Russell Insurance Group, Inc., a wholly-owned subsidiary of ACNB Corporation, since 2012.  Mr. Elsner is retired from Elsner Engineering Works, Inc., an engineering and manufacturing company located in Hanover, PA, where he last served in the capacity of President, Chief Executive Officer & Treasurer.  Active in the community, Mr. Elsner is currently the chairman

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of the board of directors of Hanover Area Junior Chamber of Commerce Foundation, Inc. and serves his church, the First United Methodist Church in Hanover.  He is also a member of the board of directors of the World Trade Center in Harrisburg.  Mr. Elsner and his wife, Grace, reside in Hanover.

Mr. Stock has been a member of the Boards of Directors of both ACNB Corporation and ACNB Bank since 2005.  He is the owner of Eicholtz Company, an office equipment and furniture dealership located in New Oxford, PA.  Mr. Stock is involved in the local community as chairman of the board of directors of Hanover Hospital, as well as is a member of the HACC Gettysburg Campus Advisory Committee.  He and his wife, Elizabeth, reside in Hanover.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 19 retail banking offices located throughout Adams County, PA, as well as in Dillsburg, Hanover and Spring Grove, York County, PA, and in Newville, Cumberland County, PA.  In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 35 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  On March 31, 2013, total assets of ACNB Corporation were $1.04 billion.

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In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; the effects of the failure of the federal government to reach agreement to raise the debt ceiling or avoid sequester and the negative effects on economic or business conditions as a result; ineffectiveness of the business strategy due to changes in current or future market conditions; the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the inability to achieve acquisition-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, deteriorating economic conditions. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

PHOTOS ENCLOSED

ACNB #2013-05

April 22, 2013